Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, contact: Brad Pogalz (952) 887-3753

Donaldson Reports First Quarter 2016 Earnings
GAAP EPS of 29 cents; Adjusted EPS of 34 cents

MINNEAPOLIS (Nov. 25, 2015) — Donaldson Company, Inc. (NYSE: DCI) today reported first quarter 2016 net earnings of $38.5 million, or 29 cents per share1. In addition to a negative impact from foreign currency translation of $3.0 million, or 5.4 percent, GAAP EPS reflects:

•	Restructuring charges of $7.5 million, or 4 cents per share, and
•	Investigation-related costs of $2.6 million, or 1 cent per share.

First quarter 2016 adjusted EPS2 was 34 cents, compared with 40 cents last year. The tables attached to this press release provide a reconciliation of non-GAAP to GAAP measures.

“Our first quarter performance reflects disciplined management of the business in light of continued and persistent pressures related to reduced Customer demand, economic uncertainty and currency translation,” said Tod Carpenter, president and chief executive officer of Donaldson. “Our focus remains on supporting our Customers, enhancing operational efficiency and investing for growth.

“In response to the challenging environment, we took restructuring actions during the quarter in each of our geographic regions. These actions will generate annual savings of approximately $25 million, with the majority of those savings realized this fiscal year.

“We have also revised full-year 2016 sales and earnings guidance, reflecting slowing conditions primarily in our Off-Road, Engine Aftermarket and Industrial Filtration Solutions businesses. Despite the reduction of our sales guidance, the midpoint of our adjusted EPS guidance is slightly above last year, reflecting the benefits from recent and previous restructuring actions, our Continuous Improvement initiatives and expense controls.”

1 All earnings per share figures refer to diluted EPS.

2 Adjusted earnings per share, a non-GAAP financial measure, exclude the impact of certain matters not related to the Company’s ongoing operations. See the “Restructuring Charges and Other Adjusting Items” section of this release for more information.

Donaldson Company First Quarter 2016 Earnings – Page 2 of 6

Sales Results

First quarter 2016 sales declined 9.8 percent to $538.0 million from $596.5 million in 2015, which includes a negative impact from foreign currency translation of 6.3 percent, or $37.4 million. Excluding the impact of currency translation, first quarter sales decreased 3.6 percent, primarily due to a 5.4 percent decline in Engine Products. The table below illustrates year-over-year sales performance with and without the impact of foreign currency translation.

	Three Months Ended
	Oct. 31, 2015
	Reported % Change	Constant Currency % Change
Engine Products segment:
Off-Road	(25.5)%	(20.3)%
On-Road	(2.7)	2.5
Aftermarket	(9.5)	(3.2)
Aerospace and Defense	(0.2)	4.1
Total Engine Products	(11.3)%	(5.4)%

Industrial Products segment:
Industrial Filtration Solutions	(3.1)%	4.0%
Gas Turbine	(22.0)	(16.4)
Special Applications	(8.0)	(0.4)
Total Industrial Products	(7.0)%	—%

Total Company	(9.8)%	(3.6)%

-more-

Donaldson Company First Quarter 2016 Earnings – Page 3 of 6

Operating Profit Results

First quarter operating margin was 10.3 percent, which includes an impact from restructuring charges and investigation-related costs of 1.4 percentage points and 0.5 percentage points, respectively. Excluding these impacts, first quarter adjusted operating margin was 12.2 percent, compared with 12.9 percent in first quarter 2015.

Gross margin decreased 1.9 percentage points in first quarter to 33.1 percent from 35.0 percent last year, reflecting an impact of 0.6 percentage points related to restructuring charges and a 0.6 percentage point transactional impact from foreign currency exchange rates. Other gross margin pressures, including lower fixed-cost absorption, were partially offset by Donaldson’s Continuous Improvement initiatives.

First quarter operating expense rate increased to 22.8 percent from 22.1 percent last year. Restructuring charges and investigation-related costs increased the expense rate by 0.8 percentage points and 0.5 percentage points, respectively. Additionally, Donaldson recorded product warranty charges in first quarter that increased the rate by 0.6 percentage points. These impacts were partially offset by the benefit of restructuring actions taken in fiscal 2015, combined with disciplined expense control across the organization.

Interest expense increased to $5.0 million in first quarter from $3.5 million last year, reflecting a higher level of debt.

The Company’s first quarter 2016 effective income tax rate increased 0.3 percentage points to 27.9 percent from 27.6 percent in 2015, primarily due to non-recurring discrete tax benefits recorded last year.

Capital Returned to Shareholders

During first quarter, Donaldson repurchased 2.07 million shares, or 1.5 percent, of its common stock at an average price of $32.85 for a total of $68.0 million. The Company paid dividends of $22.7 million in first quarter.

-more-

Donaldson Company First Quarter 2016 Earnings – Page 4 of 6

Fiscal 2016 Outlook3

Donaldson now expects fiscal 2016 adjusted EPS between $1.49 and $1.69, compared with prior adjusted EPS guidance of $1.57 to $1.77. Fiscal 2016 GAAP EPS is expected to be approximately 6 cents lower than adjusted EPS, reflecting the full-year impact from restructuring charges and investigation-related costs of 5 cents and 1 cent, respectively. GAAP guidance does not reflect any potential future costs related to the independent investigation, which was completed in November 2015.

Donaldson’s full-year 2016 guidance reflects:

•	Sales between $2.2 billion and $2.3 billion, or 3 percent to 7 percent below last year, compared with prior guidance for sales to be approximately equal to last year. In local currency, sales are now expected in a range between flat and a decline of 4 percent compared with fiscal 2015.

-	Based on a forecast of the euro at US$1.09 and 124 yen to the US$, foreign currency translation is expected to negatively impact full-year 2016 sales by approximately $80 million.

•	Adjusted operating margin in a range between 12.9 percent and 13.7 percent, in line with prior guidance.

•	An effective income tax rate between 26.0 percent and 28.0 percent, compared with prior guidance of 26.5 percent to 28.5 percent.

•	Repurchasing between 2 percent and 4 percent of outstanding shares.

3 The fiscal 2016 outlook excludes the acquisition of Industrias Partmo, which is expected to close in the second quarter of 2016 following customary regulatory approval in Colombia.

-more-

Donaldson Company First Quarter 2016 Earnings – Page 5 of 6

Engine Products: Full-year 2016 Engine sales are now expected to decline between 3 percent and 7 percent compared with 2015. In local currency, sales are now expected in a range between flat and a decline of 4 percent compared with fiscal 2015, reflecting:

•	Continued weakness in the global agriculture and mining equipment markets, a slowdown in the construction market and moderating build rates for on-road heavy-duty transportation in the second half of fiscal 2016.

•	A moderate increase in utilization of on-road heavy-duty trucks offset by a decline in utilization of off-road equipment, resulting in a decline in sales of replacement filters.

•	A continued slowdown in U.S. defense spending partially offset by growing sales of commercial aerospace products.

Industrial Products: Full-year 2016 Industrial sales are now expected to decline between 3 percent and 7 percent compared with 2015. In local currency, sales are now expected in a range between a 3 percent decline and a 1 percent increase compared with fiscal 2015.

•	Industrial Filtration Solutions’ sales are now expected to decrease between 2 percent and 6 percent from last year, reflecting a lower growth rate for manufacturing production and new capital investment, partially offset by the benefit from Donaldson’s introduction of new products.

•	Gas Turbine sales are now expected to decline between 11 percent and 15 percent, due to market declines in Europe and Asia Pacific, partially offset by share gains from replacement parts.

•	Special Applications’ sales are expected to decline slightly due to the membrane, disk drive and semiconductor businesses, partially offset by growth in venting products.

Restructuring Charges and Other Adjusting Items

In first quarter 2016, Donaldson took actions to further align its operating and manufacturing cost structure with current and projected Customer and end-market demand. These actions resulted in a pre-tax charge of $7.5 million, driven primarily by restructuring the salaried and production workforce. The Company also recorded an additional charge related to the closure of its production facility in Grinnell, Iowa, which will be completed in second quarter 2016.

During first quarter, the Audit Committee of Donaldson’s Board of Directors engaged independent external counsel and independent forensic accountants to investigate revenue recognition issues in Donaldson’s European Gas Turbine business. In first quarter, the Company recognized pre-tax costs of $2.6 million related to the investigation, which completed in November 2015.

-more-

Donaldson Company First Quarter 2016 Earnings – Page 6 of 6

Miscellaneous

The Company will webcast its first quarter 2016 earnings conference call at 9:00 a.m. CT today. To participate, go to IR.Donaldson.com and click on the webcast icon. The webcast replay will be available beginning at 12:00 p.m. CT today through 12:00 p.m. CT Dec. 23, 2015, and a telephone replay will be available beginning at 12:00 p.m. CT today through 12:00 p.m. CT Nov. 26, 2015. The audio replay number is (888) 203-1112 (access code: 915839).

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This announcement contains forward-looking statements, including, without limitation, forecasts, plans, trends, and projections relating to our business and financial performance and global economic conditions, which involve uncertainties that could materially impact results. All statements other than statements of historical fact are forward-looking statements. These statements do not guarantee future performance.

The Company wishes to caution investors that any forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from such statements, and the most important risks and uncertainties are described in the Company’s Annual Report on Form 10-K and interim financial reports on Form 10-Q. Donaldson undertakes no obligation to publicly update or revise any forward-looking statements.

About Donaldson Company

Founded in 1915 and based in Bloomington, MN, Donaldson (NYSE: DCI) is a global leader in the filtration industry with approximately 140 sales, manufacturing and distribution locations in 44 countries. Donaldson’s innovative filtration technologies improve people’s lives, enhance Customers’ equipment performance and protect the environment. For more information, visit www.Donaldson.com.

###

CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS

DONALDSON COMPANY, INC. AND SUBSIDIARIES

(Millions of dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended
	October 31,
	2015	2014	Change

Net sales	$538.0	$596.5	(9.8)%

Cost of sales	359.9	387.4	(7.1)

Gross profit	178.1	209.1	(14.8)

Operating expenses	122.6	132.1	(7.2)

Operating income	55.5	77.0	(27.9)

Other income, net	(2.9)	(3.8)	(22.7)

Interest expense	5.0	3.5	43.1

Earnings before income taxes	53.4	77.3	(30.9)

Income taxes	14.9	21.4	(30.1)

Net earnings	$38.5	$55.9	(31.2)%

Weighted average shares outstanding	133,866,834	139,581,380	(4.1)%

Diluted shares outstanding	134,856,268	141,480,267	(4.7)%

Net earnings per share	$0.29	$0.40	(27.5)%

Net earnings per share assuming dilution	$0.29	$0.40	(27.5)%

Dividends paid per share	$0.170	$0.165

Note: All figures independently rounded.

Donaldson Company, Inc. First Quarter 2016 Earnings Press Release Schedules	Page 1 of 7

CONDENSED CONSOLIDATED BALANCE SHEETS

DONALDSON COMPANY, INC. AND SUBSIDIARIES

(Millions of dollars)

(Unaudited)

	October 31,	July 31,
	2015	2015
ASSETS

Cash and cash equivalents	$197.9	$189.9
Short-term investments	9.9	27.5
Accounts receivable, net	429.2	460.0
Inventories, net	285.8	265.0
Prepaids and other current assets	90.6	88.3

Total current assets	1,013.4	1,030.7

Other assets and deferred taxes	312.5	308.2
Property, plant, and equipment, net	474.2	470.6

Total assets	$1,800.1	$1,809.5

LIABILITIES AND SHAREHOLDERS’ EQUITY

Trade accounts payable	$163.1	$179.2
Employee compensation and other liabilities	175.2	192.3
Short-term borrowings	244.9	187.3
Current maturity of long-term debt	1.7	1.8

Total current liabilities	584.9	560.6

Long-term debt	389.3	389.2
Other long-term liabilities	86.3	81.0

Total liabilities	1,060.5	1,030.8

Equity	739.6	778.7

Total liabilities & equity	$1,800.1	$1,809.5

Note: All figures independently rounded.

Donaldson Company, Inc. First Quarter 2016 Earnings Press Release Schedules	Page 2 of 7

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

DONALDSON COMPANY, INC. AND SUBSIDIARIES

(Millions of dollars)

(Unaudited)

	Three Months Ended
	October 31,
	2015	2014
OPERATING ACTIVITIES

Net earnings	$38.5	$55.9
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	18.6	18.1
Changes in operating assets and liabilities	(6.5)	(26.6)
Tax benefit of equity plans	(0.2)	(2.2)
Stock compensation plan expense	1.5	1.6
Other, net	6.0	2.5
Net cash provided by operating activities	57.9	49.3

INVESTING ACTIVITIES

Net expenditures on property and equipment	(21.5)	(27.0)
Net change in short-term investments	18.0	45.5
Acquisitions, net of cash acquired	(12.9)	(97.6)
Net cash used in investing activities	(16.4)	(79.1)

FINANCING ACTIVITIES

Purchase of treasury stock	(68.0)	(134.3)
Net change in debt and short-term borrowings	57.1	87.8
Dividends paid	(22.7)	(23.0)
Tax benefit of equity plans	0.2	2.2
Exercise of stock options	1.1	2.5
Net cash used in financing activities	(32.3)	(64.8)

Effect of exchange rate changes on cash	(1.2)	(9.3)

Increase (decrease) in cash and cash equivalents	8.0	(103.9)

Cash and cash equivalents, beginning of year	189.9	296.4

Cash and cash equivalents, end of year	$197.9	$192.5

Note: All figures independently rounded.

Donaldson Company, Inc. First Quarter 2016 Earnings Press Release Schedules	Page 3 of 7

CONSOLIDATED RATE ANALYSIS

(Unaudited)

	Three Months Ended
	October 31,
	2015	2014

Gross margin	33.1%	35.0%

Operating expenses rate	22.8	22.1

Operating income rate	10.3	12.9

Earning before income taxes margin	9.9	13.0

Note:  Rate analysis metrics are computed by dividing the applicable amount by net sales.

Note: All figures independently rounded.

Donaldson Company, Inc. First Quarter 2016 Earnings Press Release Schedules	Page 4 of 7

SEGMENT DETAIL

(Millions of dollars)

(Unaudited)

	Three Months Ended
	October 31,
	2015	2014	Change
NET SALES
Engine segment	$346.6	$390.7	(11.3)%
Industrial segment	191.4	205.8	(7.0)
Total	$538.0	$596.5	(9.8)

EARNINGS BEFORE INCOME TAXES (EBIT)
Engine segment	$36.0	$53.1	(32.2)%
Industrial segment	24.0	27.6	(13.0)
Corp/Unallocated	(6.6)	(3.4)	—
Total	$53.4	$77.3	(30.9)

EBIT %
Engine Products segment	10.4%	13.6%	(3.2)
Industrial Products segment	12.5	13.4	(0.9)

Note:  EBIT% is calculated by dividing EBIT $ by sales

NET SALES BY PRODUCT

(Millions of dollars)

(Unaudited)

	Three Months Ended
	October 31,
	2015	2014	Change
Engine Products segment:
Off-Road	$54.8	$73.5	(25.5)%
On-Road	35.8	36.8	(2.7)
Aftermarket	232.2	256.5	(9.5)
Aerospace and Defense	23.8	23.9	(0.2)
Total Engine Products segment	$346.6	$390.7	(11.3)%

Industrial Products segment:
Industrial Filtration Solutions	$126.5	$130.5	(3.1)%
Gas Turbine	24.2	31.1	(22.0)
Special Applications	40.7	44.2	(8.0)
Total Industrial Products segment	$191.4	$205.8	(7.0)%

Total Company	$538.0	$596.5	(9.8)%

Note: All figures independently rounded.

Donaldson Company, Inc. First Quarter 2016 Earnings Press Release Schedules	Page 5 of 7

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Millions of dollars, except per share amounts)

(Unaudited)

	Three Months Ended
	October 31,
	2015		2014

Net cash provided by operating activities	$57.9		$49.3
Net capital expenditures	(21.5)		(27.0)
Free cash flow	$36.4		$22.3

Net earnings	$38.5		$55.9
Income taxes	14.9		21.4
Interest expense	5.0		3.5
Depreciation and amortization	18.6		18.1
EBITDA	$77.0		$98.9

Operating income	$55.5		$77.0
Restructuring charges	7.5	(a)	—
Investigation costs	2.6	(b)	—
Adjusted Operating Income	$65.6		$77.0

Net earnings	$38.5		$55.9
Restructuring charges, net of tax	5.2	(a)	—
Investigation costs, net of tax	1.7	(b)	—
Adjusted Net Earnings	$45.4		$55.9

Diluted EPS	$0.29		$0.40
Restructuring charges per share	0.04	(a)	—
Investigation costs per share	0.01	(b)	—
Adjusted Diluted EPS	$0.34		$0.40

Note: All figures independently rounded.

Donaldson Company, Inc. First Quarter 2016 Earnings Press Release Schedules	Page 6 of 7

(a) Current year restructuring charges include (1) actions related to rebalancing and reducing the current workforce (2) accrued severance, project management fees, warehousing costs, moving expenses, and supplies and equipment associated with the closing of our Grinnell, Iowa, facility.

(b) Investigation costs relate to professional services incurred in connection with the independent investigation into our Gas Turbine Systems Products revenue recognition.

Although free cash flow, EBITDA, adjusted operating income, adjusted net earnings, and adjusted diluted EPS are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. We evaluate our results of operations both on an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate constant currency percentages by converting our current period local currency financial results using the prior period exchanges rates and compared these adjusted amounts to our prior period reports results. A shortcoming of these financial measures is that they do not reflect the company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

Note: All figures independently rounded.

Donaldson Company, Inc. First Quarter 2016 Earnings Press Release Schedules	Page 7 of 7